[Merrill Lynch Investment Managers Letterhead]

                        INVESTMENT SUB-ADVISORY AGREEMENT

         AGREEMENT, dated as of January 18, 2002, by and between Pioneer Investment Management, Inc., a Delaware (U.S.A.) corporation (the
"Adviser"), and Merrill Lynch Investment Managers International Limited, a corporation organized under the laws of England and Wales (the "Sub-Adviser"). The Adviser is a company belonging to the UniCredito Italiano banking group, Register of banking groups.

         WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"), and regulated by the Investment Management Regulatory Organisation Limited, a self-regulating organization recognized under the Financial Services Act of 1986 of the United Kingdom (hereinafter referred to as "IMRO"), and the conduct of its investment business is regulated by IMRO; and

         WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory services to Pioneer Global Value Fund, a Delaware business trust registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company (the "Fund"), subject to the terms and conditions of the investment management contract between the Adviser and the Fund (the "Management Contract");

         NOW, THEREFORE, the Adviser and the Sub-Adviser agree as follows:

1.       APPOINTMENT OF SUB-ADVISER

         The Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser for the Fund, subject to the supervision and control of the Adviser and the Board of Trustees of the Fund (the "Trustees"), and in accordance with the terms and conditions of this Agreement. The Sub-Adviser is an independent contractor and will have no authority to act for or represent the Fund or the Adviser in any way, or otherwise be deemed an agent of the Fund or the Adviser, except as expressly authorised in the Management Contract and this Agreement. The Sub-Adviser acknowledges that any authority conveyed to it by this Agreement is derived from, and limited by, the authority possessed by the Adviser under the Management Contract. The Adviser for all purposes herein shall be deemed a Non-private Customer as defined under the rules promulgated by IMRO (hereinafter referred to as the "IMRO Rules"). References in this Agreement to IMRO and the IMRO Rules shall be deemed to include a reference to the Financial Services Authority ("FSA") and any regulations, rules and guidance issued by FSA when it succeeds to IMRO's powers, duties and discretion. Words or expressions defined in the IMRO Rules have the same meanings when used in this Agreement save where the context otherwise requires.

2.       SERVICES TO BE RENDERED BY THE SUB-ADVISER

         (a) As investment sub-adviser to the Fund, the Sub-Adviser will manage the investment and reinvestment of the portion of the Fund's assets that are allocated from time to time by the Adviser to the Sub-Adviser's management (the "Sub-Advised Assets") and determine the composition of the Sub-Advised Assets, subject always to the supervision and control of the Adviser and the Trustees. In determining the portion of the Fund's assets to be allocated to the Sub-Adviser, the Adviser may consider a variety of factors including, but not limited to, the composition of certain broad-based market indices and global economic and market conditions. The portion of the Fund's total assets that shall constitute the Sub-Advised Assets shall be determined from time to time by the Adviser in its sole discretion. In selecting the Sub-Advised Assets and performing the Sub-Adviser's obligations hereunder, the Sub-Adviser shall comply with the provisions of the Fund's Agreement and Declaration of Trust (the "Declaration of Trust") and By-laws, the 1940 Act, Advisers Act, and the investment objective, policies and restrictions of the Fund, as each of the same shall be from time to time in effect as set forth in the Fund's then current Prospectus and Statement of Additional Information. The Sub-Adviser shall cause the Fund, as to the Sub-Advised Assets, to comply with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company. The Sub-Adviser shall also comply with any policies, guidelines, procedures and instructions as the Adviser or the Trustees may from time to time establish and deliver to the Sub-Adviser. No party other than the Adviser or the Sub-Adviser shall cause the Fund to (i) invest or reinvest the assets of the Fund in the securities of any particular issuer, (ii) effect any particular transaction or series of transactions on behalf of the Fund that would have the economic effect of an investment in the securities of any particular issuer, or (iii) sell or otherwise dispose of any assets of the Fund.

         (b) As part of the services it will provide hereunder, the Sub-Adviser shall:

                  (i) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Fund or are under consideration for inclusion in the Fund;

                  (ii) formulate and implement a continuous investment program for the Sub-Advised Assets and coordinate that program with the Adviser's investment program for the entire Fund;

                  (iii) take whatever steps are necessary to implement the investment program for the Sub-Advised Assets by the purchase and sale of securities and other investments, including the placing of orders for such purchases and sales;

                  (iv) (1) keep the Adviser fully informed on an ongoing basis of all facts concerning the investment and reinvestment of the Sub-Advised Assets and the Sub-Adviser and its personnel and operations that the Sub-Adviser determines in its reasonable judgment to be material or that the Adviser shall request; (2) make regular and special written reports of such additional information concerning the Sub-Adviser and the Fund as may reasonably be requested from time to time by the Adviser or the Trustees, and (3) attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing;

                  (v) provide pricing information to the Adviser and/or the Fund's pricing agent as may be necessary to make determinations of the fair value of certain portfolio securities when market quotations are not readily available or such information is otherwise required in accordance with the 1940 Act and the Fund's valuation procedures for the purpose of calculating the Fund's net asset value in accordance with procedures and methods established by the Trustees; and

                  (vi) cooperate with and provide reasonable assistance to the Adviser, the Fund, the Fund's custodian and foreign sub-custodians, the Fund's pricing agents and all other agents and representatives of the Fund and the Adviser, such information with respect to the Fund as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

         (c) (i) The Sub-Adviser's investment authority shall not include advice with regard to purchasing, selling, covering open positions, and generally dealing in financial futures contracts and options thereon, except to the extent that the Sub-Adviser becomes registered as a commodity trading adviser with the Commodity Futures Trading Commission (the "Commission") or acts in accordance with Rule 4.5 of the Commission.

              (ii) The Sub-Adviser shall not hold money on behalf of the Adviser or the Fund, nor will the Sub-Adviser be the registered holder of the investments of the Adviser or the Fund or be the custodian of documents (other than the records required to be maintained by the Sub-Adviser under the 1940 Act and the Advisers Act) and other evidence of title.

         (d) In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with, but only to the extent the same reasonably relates to the Fund and are consistent with the scope of the Sub-Adviser's obligations as reasonably contemplated in the other provisions of this Agreement, (i) the Management Contract, (ii) the 1940 Act, the Advisers Act, the Code, any other applicable state and federal securities and other laws, and the applicable laws of any country in which the Sub-Advised Assets are invested, (iii) all regulations with respect to the foregoing, (iv) any Prospectus, Statement of Additional Information, the Declaration of Trust or other relevant document describing investment restrictions applicable to the Fund that has been made available to the Sub-Adviser, (v) any policies, guidelines or procedures established from time to time by the Trustees or the Adviser, and (vi) the written instructions of the Adviser. In managing the Fund in accordance with these requirements, the Sub-Adviser shall be entitled to receive and act upon advice of counsel to the Fund or other counsel acceptable to the Adviser. Until the Adviser or the Fund's counsel delivers any supplements or amendments to the documents described above to the Sub-Adviser, the Sub-Adviser shall be fully protected in relying on the most recent versions of such documents previously furnished to the Sub-Adviser.

         (e) The Sub-Adviser, at its expense, will furnish: (i) all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Sub-Adviser's duties under this Agreement. The Sub-Adviser shall not be responsible for other expenses of the Fund, including, without limitation, fees of the Fund's independent public accountants, transfer agent, custodian and other service providers who are not employees of the Sub-Adviser; brokerage commissions and other transaction-related expenses; tax reporting; taxes levied against the Fund or any of its property and interest expenses of the Fund.

         (f) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions with respect to the Sub-Advised Assets subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Sub-Adviser is directed at all times to seek to execute brokerage transactions with respect to the Sub-Advised Assets in accordance with any policies or practices as may be established by the Trustees and communicated to the Sub-Adviser, subject to the Sub-Adviser seeking to obtain best execution. In placing orders for the purchase or sale of investments for the Fund, in the name of the Fund or its nominees, the Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

         (g) Subject to the appropriate policies and procedures, the Sub-Adviser may, to the extent authorized by the Management Contract and by Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), cause the Fund to pay a broker or dealer that provides brokerage or research services to the Sub-Adviser and the Fund an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser's overall responsibilities to the Fund or its other advisory clients. To the extent authorized by the Management Contract and said Section 28(e), the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking the most favorable price and execution, the Trustees (or the Adviser on the Fund's behalf) may direct the Sub-Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Fund is required to pay or for which the Fund is required to arrange payment.

         (h) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

         (i) The Sub-Adviser will maintain all accounts, books and records with respect to the Sub-Advised Assets as are required of a registered investment adviser by the Advisers Act, the 1940 Act and the rules and regulations promulgated thereunder, as well as may be required by other laws applicable to the Fund. The Sub-Adviser shall notify the Adviser of any filing required to be made with the Securities and Exchange Commission (the "SEC") pursuant to Section 13 of the 1934 Act with respect to the Sub-Advised Assets and shall provide the Adviser with such information regarding portfolio positions included in the Sub-Advised Assets as may be necessary for the Adviser to monitor whether such filings shall be required based upon the Fund's entire portfolio. The Sub-Adviser shall submit to the Fund or the Adviser, as applicable, such reports appraising Sub-Advised Assets at current market value as may be required by the Management Contract or as may be otherwise reasonably requested by the Fund or the Adviser, in each case using such valuation procedures as the Trustees shall have approved.

         (j) Unless the Fund or the Adviser gives written instructions to the contrary, the Sub-Adviser shall on a discretionary basis vote proxies solicited by or with respect to the issuers of the Sub-Advised Assets in a manner that best serves the interests of the Fund. The Sub-Adviser shall use its best good faith judgment to vote such proxies in a manner that best serves the interests of the Fund's shareholders. The Sub-Adviser shall maintain a record of how the Sub-Adviser voted and such record shall be available to the Fund or Adviser upon request. In addition, unless the Fund or Adviser gives written instructions to the contrary, the Sub-Adviser is authorized to act on the Fund's behalf in connection with tender offers, exchange offers and similar matters as the Sub-Adviser deems in the best interests of the Fund.

3.       COMPENSATION OF SUB-ADVISER

         The Sub-Adviser will be entitled to a sub-advisory fee at an annual rate equal to 0.75% of average daily asset value of the Sub-Advised Assets (as further defined below, as applicable) up to $10 million, 0.65% on the next $40 million, 0.50% on the next $50 million, 0.45% on the next $50 million, 0.40% on the next $50 million, and 0.30% on such assets over $200 million. The Sub-Adviser's fee shall be payable in U.S. dollars quarterly in arrears and shall be an obligation of the Adviser and not the Fund.

         For purposes of calculating the Sub-Adviser's fee for the two-year period beginning on the date of the Fund's commencement of operations (the "Initial Period"), the Sub-Advised Assets will be assumed to have been allocated to the Sub-Adviser according to the average allocation of the non-United States country weightings of the MSCI World Index (the "Index") as a percentage of the whole Index (the "Average"). The Average shall be determined monthly by averaging (1) the percentage of non-United States country weightings of the Index upon the close of the New York Stock Exchange on the last business day of the preceding month; and (2) the percentage of non-United States country weightings of the Index upon the close of the New York Stock Exchange on the last business day of the current month. If at any time prior to end of the Initial Period, the Index is no longer available, the Sub-Advised Assets will be assumed, for the remainder of the Initial Period, to have been allocated to the Sub-Adviser according to the Average as determined as of the last date on which the Index is available.

4.       LIABILITY AND INDEMNIFICATION

         (a) The Sub-Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser, the Fund or any of their affiliates as a result of any error of judgment or mistake of law by the Sub-Adviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for, and the Sub-Adviser shall indemnify and hold harmless the Adviser, its affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and the Fund (collectively, the "Indemnities") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Indemnities may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise, arising out of or based on (a) the Sub-Adviser causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund's Prospectus or Statement of Additional Information or any written policies, procedures, guidelines or instructions provided in writing to the Sub-Adviser by the Trustees or the Adviser, (b) the Sub-Adviser causing the Fund to fail to satisfy the diversification requirements or source of income requirements of Subchapter M of the Code, or (c) the Sub-Adviser's willful misfeasance, bad faith or gross negligence generally in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

                  (b) Notwithstanding the foregoing, nothing herein shall in any way be deemed to waive or limit any rights that the Fund may have under the federal securities laws.

5.       EXCLUSIVITY

         The services of the Sub-Adviser to the Fund are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

6.       SUPPLEMENTAL ARRANGEMENTS

         The Sub-Adviser may from time to time employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by the Sub-Adviser hereunder provided that no such person shall perform any services with respect to the Fund that would constitute an assignment or require a written advisory agreement pursuant to the Advisers Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Fund shall have any obligations with respect thereto. Any act of any such person shall be deemed to be an act of the Sub-Adviser for purposes of this Agreement.

7.       REGULATION

         The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material that any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

8.       RECORDS

         (a) The Adviser shall furnish to the Sub-Adviser such records possessed by the Adviser, and permit the Sub-Adviser to retain such records (either in original or in duplicate form), as it shall reasonably require in order for the Sub-Adviser to carry out its duties and legal responsibilities hereunder. The Sub-Adviser shall furnish to the Adviser such records possessed by the Sub-Adviser, and permit Adviser to retain such records (either in original or in duplicate form), as it shall reasonably require in order for the Adviser to carry out its duties and legal responsibilities hereunder. Without limiting the foregoing, the Sub-Adviser shall maintain reports, books and records for all matters pertaining to the Sub-Advised Assets required by Rule 31a-1 under the 1940 Act and shall preserve such records for the periods and in the manner prescribed by Rule 31a-2 under the 1940 Act. In the event of the termination of this Agreement, all such records shall promptly be returned to the Adviser or the Sub-Adviser, as the case may be, upon request, free from any claim or retention of rights therein (except to the extent necessary for the Sub-Adviser, the Adviser or the Fund to fulfill its legal responsibilities). The Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if it deems such disclosure to be necessary in the ordinary course of business, the Adviser has authorized such disclosure, if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or such disclosure is otherwise required pursuant to the legal process.

         (b) The Sub-Adviser shall ensure that its Access Persons (as defined in the Sub-Adviser's Code of Ethics) comply in all respects with the Sub-Adviser's Code of Ethics, as in effect from time to time. Upon request, the Sub-Adviser shall provide the Trustees with (i) a copy of the Sub-Adviser's current Code of Ethics and shall inform a of any amendments thereto, and (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-Advisor's Code of Ethics.

9.       STATEMENTS PURSUANT TO IMRO RULES

         (a) Any complaints concerning the Sub-Adviser should be in writing addressed to the attention of the Compliance Officer of the Sub-Adviser. The Adviser has the right to obtain from the Sub-Adviser a copy of the IMRO complaints procedure and to approach IMRO and the Financial Services Ombudsman (or any ombudsman scheme that replaces the Investment Ombudsman).

         (b) The Sub-Adviser may make recommendations, subject to the investment policy and guidelines, regarding investments not readily realizable, which means that there is no recognized market for such investments, and it may therefore be difficult to deal in any such investment or to obtain reliable information about its value or the extent of the risks to which it is exposed. Subject to the investment policies and guidelines, the Sub-Adviser may advise the Adviser with regard to transactions in warrants. Warrants often involve a high degree of gearing so that a relatively small movement in the price or value of the security to which the warrant relates may result in a disproportionately large movement, unfavorable as well as favorable, in the price or value of the warrant. Subject to the investment policy and guidelines, the Sub-Adviser may advise the Adviser regarding options, futures, or contracts for differences. Markets can be highly volatile and such investments carry a high degree of risk of loss exceeding the original investment and any margin on deposit.

10.      EFFECTIVE DATE OF AGREEMENT

         This Agreement shall become effective upon execution.

11.      TERMINATION OF AGREEMENT

         (a) Either the Adviser or the Sub-Adviser may at any time terminate this Agreement by not more than sixty (60) days' nor fewer than thirty (30) days' written notice delivered or mailed by registered mail, postage prepaid, to the other party hereto as provided in Section 18. In addition, the Fund may cause this Agreement to terminate at any time either (i) by vote of its Trustees or (ii) by the affirmative vote of a majority of the outstanding voting securities of the Fund (as such term is defined in the 1940 Act).

          (b) This Agreement shall automatically terminate on December 31 of any year, beginning on December 31, 2003, if its terms and renewal shall not have been annually approved by (i) a majority vote of the Trustees or the affirmative vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and (ii) a majority vote of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Fund, the Adviser or the Sub-Adviser, at a meeting called for the purpose of voting on such approval.

12       PROVISION OF CERTAIN INFORMATION BY THE SUB-ADVISER

         The Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

         (a) the Sub-Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

         (b) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Fund (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund's ownership of shares in the defendant); and/or

         (c) the controlling stockholder or senior management of the Sub-Adviser changes, there is otherwise an actual change in control (whether through sale of all or substantially all of the assets of the Sub-Adviser or a material change in management of the Sub-Adviser) or an "assignment" (as defined in the 1940
Act) has or is proposed to occur.

13.      USE OF ADVISER'S AND SUB-ADVISER'S NAME

         The parties agree that the names "Merrill Lynch" and "Mercury" are the names of the Sub-Adviser's affiliates within Merrill Lynch & Co. Inc., and any derivative or logo or trademark or service mark or trade name (including, but not limited to, depictions of bulls) are the valuable property of the Sub-Adviser and its affiliates, and may not be used by the Adviser without the Sub-Adviser's prior written approval. The parties acknowledge that the Sub-Adviser, in conjunction with its asset management affiliates or alone, does business in the United States under the name "Mercury Advisors." The Sub-Adviser agrees that the Adviser may refer to the Sub-Adviser as "Mercury Advisors" in the Fund's registration statement and in other Fund materials. The parties agree that the name "Pioneer" and any derivative or logo or trademark or service mark or trade name (including, but not limited to, depictions of sailboats) are the valuable property of the Adviser and its affiliates, and may not be used by the Sub-Adviser without the Adviser's prior written approval.

14.      REPRESENTATIONS AND ACKNOWLEDGEMENTS

         (a) The Adviser hereby warrants and represents to the Sub-Adviser that
(i) it has obtained all applicable licenses, permits, registrations and approvals that are required in order to serve an investment adviser to the Fund and shall continue to keep current such licenses, permits, registrations and approvals for so long as this Agreement is in effect; (ii) it will immediately notify the Sub-Adviser of the occurrence of any event that disqualifies it from serving as an investment adviser to the Fund; and (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Adviser and is a valid and binding agreement of the Adviser enforceable in accordance with its terms.

         (b) The Sub-Adviser hereby warrants and represents to the Adviser that
(i) it has obtained all applicable licenses, permits, registrations and approvals that may be required in order to serve in its designated capacities with respect to the Fund, including, but not limited to registration under the Advisers Act, and shall continue to keep current such licenses, permits, registrations and approvals for so long as this Agreement is in effect; (ii) it is not prohibited by the Advisers Act or other applicable laws and regulations from performing the services contemplated by this Agreement; (iii) it will immediately notify the Adviser of the occurrence of any event that would disqualify it from serving in its designated capacities with respect to the Fund; and (iv) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Sub-Adviser and is a valid and binding agreement of the Sub-Adviser enforceable in accordance with its terms.

         (c) The Sub-Adviser has reviewed the Registration Statement, and any amendments or supplements thereto, of the Fund as filed with the United States Securities and Exchange Commission and represents and warrants that with respect to disclosure about the Sub-Adviser or information relating directly or indirectly to the Sub-Adviser, such Registration Statement, amendment and/or supplement contains, as of the date thereof, no untrue statement of any material fact and does not omit any statement of material fact that was required to be stated therein or necessary to make the statements contained therein not misleading.

15.      AMENDMENTS TO AGREEMENT

         Any amendments to this Agreement must be in writing and signed by both the Adviser and the Sub-Adviser and, to the extent required by the 1940 Act, shall be approved by conditions upon approval by a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund.

16.      INSURANCE

         The Sub-Adviser will maintain at all times insurance coverage for errors and omissions that is reasonable and customary in light of its duties hereunder.

17.      ENTIRE AGREEMENT

         This Agreement contains the entire understanding and agreement of the parties with respect to its subject matter.

18.      HEADINGS

         The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19.      NOTICES

         All notices required to be given pursuant to this Agreement shall be
(i) delivered or mailed to the last known business address of each applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt or (ii) sent by facsimile transmission to the other party at the following facsimile number (with respect to the Adviser, 617-422-4223, Attn: General Counsel; with respect to the Sub-Adviser, 44-207-743-1042, Attn: Peter Thomson) and followed by written confirmation of such notice delivered in accordance with clause (i) of this section. The specific person to whom notice shall be provided for each party will be specified in writing to the other party. Notice shall be deemed given on the date delivered, mailed or sent by facsimile transmission in accordance with this section.

20.      SEVERABILITY

         Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

21.      GOVERNING LAW

         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and the Advisers Act. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Advisers Act or the 1940 Act, the latter shall control. The parties may, however, agree that any dispute or difference of whatever nature howsoever arising under, out of, or in connection with this Agreement, shall be determined by arbitration.

22.      CONSENT TO JURISDICTION

         THE ADVISER AND THE SUB-ADVISER IRREVOCABLY CONSENT AND AGREE THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF OR THEREOF SHALL BE BROUGHT IN EITHER THE FEDERAL OR STATE COURTS IN THE COMMONWEALTH OF MASSACHUSETTS OR THE CITY OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE ADVISER AND THE SUB-ADVISER HEREBY SUBMITS TO AND ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS. Each of the Adviser and the Sub-Adviser further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in SECTION 18. Each of the Adviser and the Sub-Adviser hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this SECTION 18 shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

23.      INTERPRETATION

         Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Advisers Act shall be resolved by reference to such term or provision of the Advisers Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Advisers Act. In addition, where the effect of a requirement of the Advisers Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

Pioneer Investment Management, Inc.      Merrill Lynch Investment Managers
                                         International Limited.


By:__________________________            By:/s/ Robert C. Doll
   Name:                                    Name: Robert C. Doll
   Title:                                   Title: President